Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
KEMPHARM, INC.

KemPharm, Inc. (hereinafter called the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.         That the name of this corporation is KemPharm, Inc., and that this corporation was originally incorporated pursuant to the General Corporation Law of the State of Delaware on May 28, 2014 under the name “KemPharm, Inc.”

2.      That the Board of Directors of the Company duly adopted a resolution in accordance with Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Company and declaring such amendment to be advisable. The resolution setting forth the amendment is as follows:

RESOLVED:  That the Amended and Restated Certificate of Incorporation of the Company is hereby amended by amending and restating Article FIRST thereof in its entirety to read as follows:

“FIRST:  The name of the corporation is Zevra Therapeutics, Inc. (the “Company”)”

3.         That this Certificate of Amendment of Amended and Restated Certificate of Incorporation of the Company has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be signed on this 21st day of February, 2023.

KEMPHARM, INC.

By:	/s/ R. LaDuane Clifton
Name:	R. LaDuane Clifton
Title:	Chief Financial Officer & Authorized Signatory